Exhibit 99.1


INN OF THE MOUNTAIN GODS RESORT AND CASINO
ANNOUNCES RESIGNATION OF CHIEF OPERATING OFFICER                   JULY 20, 2005

Contact Information:

Richard W. Williams
Chief Financial Officer
Inn of the Mountain Gods Resort and Casino
Tele:  (505) 464-7002
email: rwilliams@imgresort.com

Mescalero, New Mexico---(BUSINESS WIRE) July 20, 2005. Today Michael French announced he has resigned as Chief Operating Officer of the Inn of the Mountain Gods Resort and Casino ("IMGRC"), a business enterprise of the Mescalero Apache Tribe and intends to form a consulting practice specializing in the hospitality and gaming industries. Mr. French stated, "During my tenure with IMGRC over the past three years, I have been proud to be a part of the creation of a first class destination resort for the Mescalero Apache Tribe. After raising the capital in the bond market, overseeing the development of the $200 million project and successfully opening the resort this past March, I now can pursue my long time dream of using my talents developed over the years in other new and exciting challenges." Mr. French expressed his appreciation for the opportunity afforded to him by the Tribe and wished them great success in all their endeavors, including the operation of their resort facilities.

President of the Tribe, Mark Chino, expressed his gratitude for the enormous contributions by Mr. French and his team. Pending appointment of a permanent replacement for Mr. French, IMGRC has appointed Mr. Brian Parrish, Director of Marketing, as acting Chief Operating Officer.

ABOUT INN OF THE MOUNTAIN GODS RESORT AND CASINO

IMGRC is a business enterprise of the Tribe, a federally recognized Indian tribe with an approximately 725-square mile reservation situated in the Sacramento Mountains in south-central New Mexico. IMGRC includes all of the resort enterprises of the Tribe including Casino Apache Travel Center, Ski Apache and our new resort, which opened on May 20, 2005, and features a 273-room hotel, a 38,000 square foot casino (replacing our recently closed Casino Apache), a fitness center and indoor swimming pool and a 37,000 square foot convention and special events center, which includes capacity for 17,000 square feet of divisible meeting room space.

FORWARD-LOOKING STATEMENTS

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Act of 1934. Such statements include information relating to business activities and project development. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "except," "scheduled," or "intend" and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of IMGRC. Additional information concerning these potential factors is included in our annual report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on July 29, 2004 and our quarterly report on Form 10-Q filed with the SEC on March 17, 2005. The forward-looking statements included in this


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press release are made only as of the date of this release. IMGRC does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. IMGRC cannot assure you that projected results or events will be achieved.